Exhibit 99.2

Ignyta Announces Pricing of Public Offering of Common Stock

San Diego, April 29, 2016— Ignyta, Inc. (Nasdaq: RXDX) (“Ignyta”), a precision oncology biotechnology company, today announced the pricing of an underwritten public offering of 8.0 million shares of its common stock at a price to the public of $6.25 per share. The gross proceeds from this offering are expected to be $50.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Ignyta. The offering is expected to close on or about May 4, 2016, subject to customary closing conditions. In addition, Ignyta has granted the underwriters a 30-day option to purchase up to an additional 1.2 million shares of its common stock at the public offering price, less the underwriting discounts and commissions, in connection with the offering.

Ignyta anticipates using the net proceeds from the offering to fund research and development activities for its development programs, including, but not limited to, the clinical development of entrectinib, to conduct ongoing clinical and pre-clinical development of other pipeline assets such as taladegib, RXDX-105, RXDX-106 and its Spark discovery programs, to complete development activities related to the diagnostic lab and companion diagnostics for each of its targeted therapeutics, and for working capital and other general corporate purposes.

J.P. Morgan Securities LLC is acting as lead book-running manager for the offering. Piper Jaffray & Co. is also acting as a book-running manager. Ladenburg Thalmann is acting as co-manager for the offering.

The shares described above are being offered by Ignyta pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed by Ignyta with the Securities and Exchange Commission (the “SEC”) and that was declared effective on April 21, 2016. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus related to this offering, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at

prospectus-eq_fi@jpmchase.com; or from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at (800) 747-3924, or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Ignyta, Inc.

At Ignyta, we fight cancer - a formidable opponent that manifests as thousands of different molecularly defined diseases and takes away millions of lives globally, every year. In this fight, our big hairy audacious goal (BHAG) is not just to shrink tumors but to eradicate residual disease - the source of cancer relapse and recurrence - in precisely defined patient populations by 2030. We will work tirelessly to achieve this BHAG by pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. Our Rx efforts are focused on discovering, in-licensing or acquiring, then developing and commercializing, molecularly targeted therapies that, sequentially or in combination, are foundational for eradicating residual disease. Our Dx efforts aim to pair these product candidates with biomarker-based companion diagnostics that are designed to precisely identify, at the molecular level, the patients who are most likely to benefit from the therapies we develop. We believe that only through this integrated Rx/Dx approach can we succeed in this fight.

Forward-Looking Statements:

This press release contains “forward-looking statements” about Ignyta as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Ignyta’s expectations regarding the completion, timing and size of the public offering and the anticipated use of proceeds therefrom. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties associated with Ignyta’s business and finances in general, and the other risks described in Ignyta’s annual report on Form 10-K for the year ended December 31, 2015 and other filings with the SEC. Ignyta undertakes no obligation to update the statements contained in this press release after the date hereof.

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

Source: Ignyta, Inc.